Exhibit 99.2

EARNINGS CALL SCRIPT - Q4 FY2018

The following is a summary of our operational results for the fourth quarter of fiscal 2018. The purpose of these notes is to add more detail to the standard press release we issue each quarter. We intend to dedicate the Earnings Call time to answering any specific questions on our results or performance year-to-date.

INTRODUCTORY UPDATE
As we announced last June, and have repeated in our earnings call scripts since, we have an ongoing investigation relating to our Mexico operations. As previously stated, we voluntarily disclosed the matters under investigation to the Department of Justice and the Securities and Exchange Commission in June 2017. We remain committed to full cooperation with both agencies.

We would like to reaffirm our strong commitment to compliance with all applicable laws and regulations. Based on the progress of the investigation to date, we continue to strive to enhance internal controls and compliance programs. In addition, we continue to review and update operational procedures relating to our business activities in Mexico, all of which may negatively affect future growth trends. Since it is an ongoing investigation, we are not able to provide additional information or answer any additional questions about the investigation at this time.

OVERALL
The fourth quarter of fiscal year 2018 extends the positive results on growth in accounts and outstanding loans we disclosed for the first three quarters of the year. We sustained our growth trends from earlier in the year, and continued to accelerate our growth in the US. We achieved our smallest portfolio run-off during the fourth quarter in at least 6 years.

Consolidated revenues during the fourth quarter of fiscal 2018 increased 5.0% over the same quarter last year. Our US revenue increased due to higher interest and fee income as a result of higher average-earning loans outstanding; higher insurance revenue; and an expansion in revenue from our tax preparation business. Likewise, the consolidated same-store revenue in the US (from the 1,127 branches open in both quarters) increased 5.0%.

Net income for the fourth quarter decreased 8.5% to $29.1 million compared to $31.9 million for the same quarter of the prior year. The decrease in net income was primarily due to the transition tax as described in the earnings release. Excluding the impact of the transition tax, net income for the fourth quarter increased 6.7% to $34.0 million compared to the previously noted $31.9 million for the same quarter of the prior year.

Our consolidated provision for loan loss was down $3.3 million for the quarter. This is primarily due to a larger reduction in our severely delinquent accounts in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017, as well as, the reduction in our Mexican loan portfolio.

Personnel expense increased $5.0 million during the fourth quarter of fiscal 2018, as compared to the fourth quarter of fiscal 2017. Personnel expense in the US increased by $5.0 million during the fourth quarter of fiscal 2018, as compared to the fourth quarter of fiscal 2017. The increase is primarily due to the $2.5 million in severance-related amounts as a result of the separation agreement entered into with the Company’s former CEO. The Company also recorded a $1.8 million expense due to a change in the Company's paid time-off policy that accelerated the accrual of time off within the calendar year. The policy change became effective January 1, 2018.

Finally, our legal and professional expenses increased by $2.9 million during the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017, primarily due to the $1.6 million of costs incurred relating to the investigation of our Mexico operations. In total, year-to-date costs paid to third parties attributed to the investigation have totaled approximately $7.1 million.

Our consolidated gross loans increased to $1.11 billion at the end of the fourth quarter of fiscal 2018, up 4.3% from the end of the fourth quarter of fiscal 2017. We have continued to improve our US gross loan growth versus the same quarter of a year earlier for each of the four quarters of fiscal 2018. US gross loans increased 6.5% compared to the fourth quarter of fiscal 2017. Mexico gross loans decreased 13.4% in USD, due to a reduction in payroll deduct business (in pesos, our gross loans decreased 16.0%).

Our net charge-off rates in the US have also improved year-over-year for the fourth consecutive quarter. These are now comparable to historic levels prior to our decision to eliminate field calls in December 2015.

LOAN PORTFOLIO PERFORMANCE

US Customer Performance:
Our growth in unique customers during fiscal 2018 was the highest in at least six years. During fiscal 2018, we have grown our unique customers by 5.8%; this follows a fourth quarter seasonal decrease or run-off of 7.0%, the lowest in five years. The customer base is now the largest it's been since the end of fiscal year 2014.

We continued to add more former borrowers back into our customer base through new loans in the fourth quarter; an increase of 9.8% year over year. This marks four consecutive quarters of year-over-year increase in former borrower loan volume. The fiscal 2018 total former borrower loan volume increased 6% compared to fiscal 2017 which is the largest former borrower volume in at least six years.

We had our best result in fourth-quarter new borrower account growth in at least six years, 24% above the fourth quarter of fiscal 2017 results. This increase marks seven consecutive quarters of year-over-year increase in new borrower loan volume. The fiscal year 2018 total new borrower loan volume increased 11.4% compared to fiscal year 2017 and is the largest new customer volume since fiscal year 2014.

US Gross Loan performance:
We again maintained our trend of improved quarterly performance in the fourth quarter of fiscal 2018. This represents the sixth consecutive quarter where our gross loan performance has shown improvement. The run-off, of the US portfolio in the fourth quarter of fiscal 2018 was 10.9% versus 11.4% in the prior year quarter. During fiscal 2018, our gross loans grew 6.5% compared to a decrease of 2.2% in fiscal year 2017. Furthermore, for the third consecutive quarter, our US gross loans ended the quarter at a higher level than the same quarter of a year earlier. This is the first time we have achieved this result in the fourth quarter since fiscal 2014.

Looking at same-store gross loan growth in the US for the fourth quarter of fiscal 2018, for the 1,127 stores open in both fiscal 2018 and 2017, our gross loans were up 7.2%. This is an improvement on the same quarter of last year where we shrunk 2.4%. More than 67% of our stores opened in both years grew their number of accounts, unique customers, and ledger in comparison to the end of the fourth quarter of fiscal 2017. These are the highest percentages in at least four years. Same stores' customer base increased by 45,000 customers in total year-over-year, compared to an average customer base reduction of 19,000 per year for each of the four preceding years.

Credit Quality of Customer Base:
Once again, continuing a trend of several quarters, our credit quality (as indicated by credit score) of loans originated improved this quarter for all categories of borrowers (new, former and current) compared to the same quarter a year earlier. Additionally, early indicators of portfolio performance are consistent with prior quarters.

Delinquencies and Charge-offs:
Accounts in the US that were over 60 days delinquent increased to 5.4% on a recency basis. This is primarily due to our decision to hold more 90 days delinquent accounts in order to focus on extending our collections period. In our US business, accounts that are 30 and 60 recency days past due at March 31, 2018, as a percentage of gross loans outstanding are similar to or lower than at March 31, 2016 and 2017.

Our consolidated net charge-offs as a percentage of annualized loans were up from 15.4% in the fourth quarter of fiscal 2017 to 16.0% in Q4 fiscal 2018. The increase is due to additional charge-offs in Mexico. Charge-offs in the US as a percentage of annualized loans were down slightly.

New Branches:
We now have 1,177 branches in the US, of which 1,109 are operating under the World Finance name. We continue to re-brand current and acquired branches to strengthen our brand name and reputation and intend to have all of our operations under the World Finance umbrella.

We completed one acquisition during the fourth quarter of fiscal 2018, which included $8.4 million in gross loans, and we continue to see a steady number of acquisition opportunities.

In the US and Mexico combined, we had 1,308 open branches at the end of the fourth quarter of fiscal 2018, compared to 1,334 at the end of the third quarter of fiscal 2018. The decrease in net branches is principally due to the closing of 33 Mexico branches associated with our payroll deduct business offset by a rise in the number of our US branches. We continue to identify many opportunities to open branches in the US states where we currently have a presence.

OTHER PERFORMANCE DETAILS

Debt to Equity:
As of March 31, 2018, our debt to equity ratio was down to 0.5:1 from 0.8:1 at the end of December 31, 2017. We consider 2:1 to be a conservative level, and we are significantly below that level.

Share Repurchases:
We have not repurchased our common stock since Q1 fiscal 2018. We cannot, at this time, comment on any plans to recommence share repurchases.

Tax Preparation:
In FY2018, we continued to see a year-over-year improvement in our tax preparation business. During the fourth quarter of FY2018, we increased the number of tax filings prepared to 71,000 from 67,000 in FY2017. This year in our tax preparation business we had the highest number of tax filings prepared in the Company's history.

REGULATORY ENVIRONMENT

State-level Regulations:
We are not aware of any significant changes in state regulations that have been adopted (or appear likely to be adopted in the near term) that are likely to have a material adverse effect on our business.

CFPB:
Regarding the final regulations from the CFPB on small-dollar lending, we believe the effect on our business practices will be very limited. Regarding any other proposed regulation, such as CFPB supervisory oversight, we are not in a position to be able to comment about the potential impact. We will discuss any effect on our operations or policies if, and when, any legislation or regulation is fully enacted that impacts our business.

Non-GAAP financial measures

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law. The results of the fourth quarter of fiscal 2018 and the fiscal year ended March 31, 2018, reflect the estimated impact of the enactment of the TCJA, which resulted in a $4.8 million decrease in net income for the fourth quarter. Net income and earnings per share excluding the impact of these significant items are non-GAAP financial measures. Management believes these measures help investors understand the effect of these items on reported results.

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